                             TAX SHARING AGREEMENT

                        BETWEEN THE DOW CHEMICAL COMPANY

                                      AND

                    DESTEC ENERGY, INC. AND ITS SUBSIDIARIES





                         EFFECTIVE AS OF MAY 15, 1996

                               TABLE OF CONTENTS

 1.  Definitions                                                              2

 2.  Scope and Cooperation                                                    7

 3.  Filing of Returns                                                        8

 4.  Pro Forma Destec Return                                                  11

 5.  Payments by Destec                                                       17

 6.  Payments to Destec                                                       18

 7.  Use of Attributes; Additional Rights and Obligations
     Upon Deconsolidation                                                     18

 8.  Adjustments                                                              21

 9.  Remittances by and to Destec                                             23

10.  Carrybacks                                                               24

11.  Allocation of Dow Group Consolidated Tax Liability
     for Purposes of Determining Earnings and Profits                         25

12.  Dow Control of Conduct of Audits; Litigation; Expenses                   25

13.  Partnership Interests                                                    26

14.  Administration; Resolution of Disputes                                   26

15.  Additional Agreements                                                    27

16.  Indemnification Against Joint and Several Liability                      30

17.  Interpretation                                                           31

18.  Effect of Agreement                                                      31

19.  Term                                                                     31

20.  Assignment                                                               32

21.  Confidentiality                                                          32

22.  Documentation                                                            32

23.  Additional Members                                                       32

24.  Tax Law Changes                                                          33

25.  Successors and Assigns                                                   33

26.  Counterparts                                                             33

27.  Headings                                                                 33

28.  Severability                                                             33

29.  Entire Agreement                                                         34

30.  Notices                                                                  34

31.  Governing Law                                                            34

                            TAX SHARING AGREEMENT

     This TAX SHARING AGREEMENT is made and entered into as of May 15, 1996 by and among THE DOW CHEMICAL COMPANY, a Delaware corporation ("Dow"), as Common Parent, on behalf of itself and the other members of the Dow Group (other than any member of the Destec Group), and DESTEC ENERGY, INC., a Delaware corporation ("Destec"), on behalf of itself and the other members of the Destec Group.

     WHEREAS, Dow is the Common Parent of the Dow Group, and files a Consolidated Return for the Dow Group, which currently excludes the Destec Group;

     WHEREAS, Destec is the Common Parent of an Affiliated Group comprised of Destec and its Subsidiaries, and files a Consolidated Return for the Destec Group;

     WHEREAS, certain state and local consolidated, combined or unitary income or franchise tax returns are filed for various Members or for the Dow Group;

     WHEREAS, Dow currently owns approximately 78 percent of the total issued and outstanding shares of the common stock of Destec, and Dow's ownership of Destec shares may increase to 80 percent, resulting in the corporations comprising the Destec Group being considered to be Members of the Dow Group;

     WHEREAS, the parties hereto were parties to a Tax Agreement effective September 25, 1990 and now wish to modify that agreement and to provide for the sharing of the Dow Group Consolidated Tax Liability and the state and local income and franchise tax liabilities relating to such consolidated, combined or unitary returns and certain other matters relating to the inclusion of the Destec Group in the Dow Group going forward; and

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1.  DEFINITIONS.

     The following terms as used in this Agreement, shall have the meanings set forth below:

     (a) AFFILIATED GROUP shall have the meaning attributed to that term in
Section 1504(a) of the Code.

     (b) AGREEMENT shall mean this Tax Sharing Agreement, as amended from time to time.

     (c) BUSINESS DAY shall have the meaning attributed to that term in
Section 15(f) of this Agreement.

     (d) CODE shall mean the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

     (e) COMBINED RETURN, shall mean any non-federal tax return that (a) is filed on a combined, consolidated or unitary basis between or among (i) the Dow Group, or any Member thereof, and (ii) the Destec Group, or any Member thereof, and (b) where any Member of the Dow Group (other than the Destec Group) makes any payment to the appropriate state or local tax authority on behalf of all Members of the Dow Group and the Destec Group included in such return.

     (f) COMMON PARENT shall have the meaning of that term as it is used in the Consolidated Return Regulations.

     (g) COMPLETION, for any Taxable Year of the Dow Group, shall mean the date on which the Pro Forma Destec Tax Return for such Taxable Year is delivered to Dow pursuant to Section 4 of this Agreement.

     (h) CONSOLIDATED RETURN, for any Taxable Year of the Dow Group shall mean a consolidated federal income tax return filed pursuant to section 1501 of the Code by the Common Parent for such Taxable Year.

     (i) CONSOLIDATED RETURN REGULATIONS shall mean Income Tax Regulations Sections 1.1502-1 through 1.1502-100(26 C.F.R.), as amended from time to time.

     (j)  DESIGNATED CREDIT shall have the meaning attributed to that term in
Section 4(f) of this Agreement.

     (k) DESTEC GROUP shall mean Destec and those present and future corporations that would be considered Includible Corporations of an Affiliated Group of which Destec would be the Common Parent if it were not includible in the Dow Group.

     (l) DESTEC GROUP CONSOLIDATED TAX LIABILITY shall for any Taxable Year mean the consolidated federal income tax liability imposed under sections 11, 55 and 59A of the Code or any successor provisions thereto, determined on the basis of the Pro Forma Destec Return, as adjusted by Dow pursuant to this Agreement. In making such computation for any such Taxable Year, such liability shall be determined:

          (i) on the basis of the highest rate of corporate tax in effect for such taxable year under section 11 of the Code, as though such rate were the only income tax rate in effect for such Taxable Year,

          (ii) on the assumption that the "exemption amount" specified in
     Section 55 of the Code for such Taxable Year is zero, and

          (iii)  on the further assumption that the amount specified in
Section 59A(a)(2) of the Code for such Taxable Year is zero.

     (m) DESTEC GROUP STATE AND LOCAL TAX LIABILITY shall equal, for each Combined Return, (i) the sum of the Separate Taxable Incomes for all Members of the Destec Group that are included in a Combined Return and have nexus in the jurisdiction for which the Combined Return is filed, divided by (ii) the sum of the Separate Taxable Incomes for all Members of the Destec Group and the Dow Group that are included in the Combined Return and have nexus in such jurisdiction, multiplied by (iii) the total tax liability, net of any tax credits, reflected on such Combined Return.

     (n) DOW GROUP, as of any particular date, shall mean the Affiliated Group of which Dow (or any successor thereto) is the Common Parent as of such date.

     (o) DOW GROUP CONSOLIDATED TAX LIABILITY shall mean the consolidated federal income tax liability of the Dow Group for any Taxable Year for which the Dow Group files a Consolidated Return.

     (p) EFFECTIVE DATE shall mean the date on which Destec becomes a Member of the Dow Group.

     (q)  FINAL DETERMINATION shall mean with respect to any issue or item
(i) the execution of a final and irrevocable closing agreement or other settlement agreement with the Service or the relevant state or local taxing authorities, (ii) the expiration of the time for filing a claim for refund or, if a refund claim has been timely filed, the expiration of the time for instigating suit in respect of such refund claim, (iii) the expiration of the time for filing a petition with the Tax Court or the relevant state or local tribunal if no such petition has been filed and no suit has been instigated in respect of the subject matter of such petition, or (iv) a final unappealable decision of any court of competent jurisdiction.

     (r) INCLUDIBLE CORPORATION shall have the meaning attributed to that term in section 1504(b) of the Code.

     (s) INCOME TAX REGULATIONS shall mean the regulations (26 C.F.R), as amended from time to time, promulgated pursuant to the Code.

     (t) MEMBER, for any Taxable Year of the Dow Group, shall mean any corporation (or any predecessor or successor in interest to such corporation under section 381 of the Code or otherwise which was or is an Includible Corporation) which at any time during such Taxable Year is an Includible Corporation that is included in the Dow Group and shall include any such corporation which at any time during such Taxable Year is the Common Parent.

     (u) PURCHASE PRICE PER SHARE shall have the meaning attributed to that term in Section 15(c) of this Agreement.

     (v) PRO FORMA DESTEC RETURN shall have the meaning attributed to that term in Section 4(a) of this Agreement.

     (w) REFUNDABLE DESIGNATED CREDIT shall have the meaning attributed to that term in Section 4(f)(iii) of this Agreement.

     (x) SEPARATE TAXABLE INCOME means, for any non-federal jurisdiction, with respect to any Member of the Destec Group or the Dow Group, the taxable income allocable to such jurisdiction for any taxable year (but in no case less than zero), determined without reference to any carrybacks or carryforwards of any net operating loss, net capital loss, charitable contribution or other item attributable to any other taxable period, as determined on a basis that is consistent with the manner in which the Members of the Destec Group and the Dow Group's Separate Taxable Income has been determined in the past. If no Combined Return has previously been filed in a state or local tax jurisdiction for a Member of the Destec Group or the Dow Group, the Separate Taxable Income shall be determined by Dow in a reasonable manner in accordance with its past practice of computing

Separate Taxable Income for other Members joining in the filing of a Combined Return in such jurisdiction.

     (y)  SERVICE shall mean the Internal Revenue Service.

     (z) SUBSIDIARY shall mean as to any entity (including the parent corporation) a corporation that would be an Includible Corporation in an Affiliated Group of which the parent corporation would be the Common Parent.

     (aa) TAXABLE YEAR shall mean (a) any taxable year or portion thereof beginning on or after January 1, 1996 with respect to which a Consolidated Return is filed on behalf of the Dow Group which includes Destec (or any successor corporation) or (b) any taxable year beginning on or after the Effective Date with respect to which a Combined Return is filed by Dow or any Subsidiary or Dow (other than Destec or any Subsidiary of Destec) which includes Destec or any Subsidiary of Destec; provided, however, that if Destec or a Subsidiary of Destec is included in the Dow Group for only a portion of a Taxable Year of the Dow Group, the "Taxable Year" with respect to Destec or such Subsidiary shall include only that portion of the Taxable Year in which Destec or such Subsidiary is included in the Dow Group.

     2.  SCOPE AND COOPERATION.

     (a) SCOPE. This Agreement relates solely to (i) federal income tax liabilities and (ii) income tax liabilities with respect to certain state and local jurisdictions in which Destec and/or any Subsidiary of Destec participated with Dow or any Subsidiary of Dow (other than Destec or any of its Subsidiaries) in the filing of a Combined Return. Under this Agreement, the Destec Group will, with certain modifications set forth in this Agreement, compute its tax liability as if the Destec Group was not part of the Dow Group. However, so long as Destec or any Subsidiary of Destec is a Member of the Dow Group, the Destec Group is obligated to provide information and make payments of the Destec Group

Consolidated Tax Liability and the Destec Group State and Local Tax Liability to Dow, and is subject to the standards and control of Dow in preparing and filing the Consolidated Return (and any Combined Return).

     (b) COOPERATION. Dow and Destec shall cooperate, and each shall cause its respective Subsidiaries to cooperate fully in the implementation of this Agreement on a consolidated basis, including but not limited to, providing promptly to the requesting party such assistance and documentation (at the expense of the providing party if related to any Taxable Year) as may be requested by such party in connection with the preparation or filing of the Consolidated Return (and any Combined Return), and the conduct of any audit or other examination, or judicial or administrative proceeding or determination relating thereto.

     3.  FILING OF RETURNS.

     (a) APPOINTMENT OF DOW AS AGENT FOR CONSOLIDATED RETURN. Destec and each of its Subsidiaries hereby appoint Dow as their agent, with respect to all periods during which Destec or such Subsidiary, as the case may be, is a Member of the Dow Group, for the purpose of filing the Consolidated Return and of making any election or application or taking any action in connection therewith on behalf of Destec and such Subsidiary. Nothing herein shall be construed as requiring Dow to file a Consolidated Return for any Taxable Year; PROVIDED, HOWEVER, that if Dow decides not to file a Consolidated Return it shall notify Destec in writing within a period reasonably sufficient to permit Destec to file timely returns for Members of the Destec Group.

     (b) DOW CONTROL OVER CONSOLIDATED RETURN. Dow shall prepare and file, or cause to be prepared and filed, the Consolidated Return and any other documents or statements required to be filed with the Service that pertain to the determination of the Dow Group Consolidated Tax Liability for each Taxable Year of the Dow Group. In its sole and absolute discretion, but after prior good faith consultation with Destec on issues which impact the Destec Group Consolidated

Tax Liability (if requested by the Tax Director of Destec), Dow shall have the right with respect to any Consolidated Return that it has filed or will file to determine (regardless of the manner in which an item or matter may have been reported by Destec on a Pro Forma Destec Return):

          (i) the manner in which such Consolidated Return, as well as any other documents or statements incidental or related thereto shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction, expense or credit of Destec or any Subsidiary of Destec shall be reported therein or thereon;

          (ii) whether any extensions (including extensions of the date for filing or any statute of limitations) with respect to any Consolidated Return will be requested;

          (iii) the elections that will be made in any such Consolidated Return by any Member, including without limitation, elections by Destec or any Subsidiary of Destec;

          (iv) whether to file an amended Consolidated Return and to prosecute, compromise or settle any claim for refund set forth therein; and

          (v) whether any refunds to which the Dow Group may be entitled shall be passed by way of cash refund or credited against the Dow Group Consolidated Tax Liability for any Taxable Year or Taxable Years of the Dow Group.

Destec and each Subsidiary of Destec hereby irrevocably appoints Dow as its agent and attorney-in-fact to take any action (including the execution of documents) as Dow may deem appropriate to effect the foregoing. Nothing contained in this Agreement shall limit Dow's discretion to determine the manner in which any item shall be reported on the Consolidated Return.

     (c) APPOINTMENT OF DOW AS AGENT FOR CERTAIN COMBINED RETURNS. Destec and each Subsidiary of Destec hereby appoint Dow as their agent with respect to all periods during which Destec or such Subsidiary, as the case may be, is a Member of the Dow Group, for the purpose of filing any Combined Return that Dow (or any Subsidiary of Dow, other than Destec or any of its Subsidiaries) may elect to file, and for making any election or application or taking any action (including any extension of statutes of limitation) in connection therewith on behalf of Destec and such Subsidiary. Destec and each of its Subsidiaries hereby consent to the filing of such returns, and to the making of such elections and applications. Nothing contained in this Agreement shall be construed as requiring Dow or any Subsidiary of Dow to file a Combined Return on behalf of Destec or any Subsidiary of Destec for any Taxable Year. Dow shall in its sole and absolute discretion determine whether and with respect to which jurisdictions Destec or any of its Subsidiaries shall participate in the filing of any Combined Return.

     (d) OTHER RETURNS. Destec and its Subsidiaries shall be solely responsible for filing all tax returns not described in subsections (b) and
(c) of this Section 3 and that relate solely to Destec and/or its Subsidiaries.

     (e) ASSISTANCE AND RESPONSIBILITY FOR SUPPORT OF RETURNS; PROVISION OF FINANCIAL DATA. Destec and its Subsidiaries shall assist Dow in the filing, to the extent permitted by law, of a Consolidated Return and such Combined Returns as Dow elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Dow may reasonably request in connection therewith including without limitation designing and implementing systems, processes and programs for the compilation and review of financial data; the review of transactions and accounting methods; and the preparation of returns and of supporting documentation to assure that such returns and all related reports and schedules are complete and accurate. Destec shall, at its own expense, provide Dow with all information required by Dow to reflect completely and accurately the financial results of the Destec Group in the Dow Group's Consolidated Return (or a Combined Return). Such information shall be in such form as determined by Dow from time to time and shall be delivered to Dow on a mutually agreed upon date, but in no event later than the first business day in June of the year following such Taxable Year. Destec shall, at its own expense, maintain sufficient books, records and expertise to support all returns, positions taken thereon and methods used to prepare such returns until there has been a Final Determination with respect to all issues included on such returns. Dow and Destec shall provide one another with such other information concerning such returns and the application of payments made under this Agreement as Dow or Destec may reasonably request of one another.

     4.  PRO FORMA DESTEC RETURN.

     (a) INITIAL PREPARATION OF PRO FORMA DESTEC RETURN. For each Taxable Year for which a Consolidated Return is filed and Destec or any Subsidiary of Destec is a Member of the Dow Group, Destec shall prepare on behalf of the Destec Group a pro forma consolidated federal income tax return as the Common Parent of the Destec Group (the "Pro Forma Destec Return") covering that portion of the Taxable Year in which the Destec Group is included in the Dow Group. The Pro Forma Destec Return shall be complete and accurate, and shall be in such form and include such information as shall be determined from time to time by Dow. The Pro Forma Destec Return shall be prepared in accordance with subsections (b) and (c) of this Section 4 and shall report the consolidated federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Year that, the Destec Group would have reported if it had not been included in the Consolidated Return filed for the Dow Group with respect to such Taxable Year and all prior Pro Forma Destec Returns had been actual returns. The provisions of the Code that require consolidated calculations, including without limitation, sections 861, 1201, 1212 and 1231, shall be applied separately to the Destec Group, but with any simplifying conventions approved or suggested by the Tax Director of Dow. The Pro Forma Destec Return shall include gains and losses with respect to deferred intercompany transactions if, and only if, and to the extent that, such gains or losses are actually restored and reflected on the Dow Group's Consolidated Return.

     (b) STANDARDS FOR POSITIONS TAKEN ON PRO FORMA DESTEC RETURN. Destec shall prepare the Pro Forma Destec Return by reporting the tax treatment of any item by utilizing such positions that, in Destec's discretion, are appropriate for the Destec Group; provided, that each position is more likely than not to be ultimately sustained; and provided further that the elections made and the positions taken by Destec on the Pro Forma Destec Return shall be consistent with the elections made and the positions reflected on the relevant portion of the Dow Group's Consolidated Return (including carryovers or carrybacks of net operating losses, net capital losses, excess tax credits or other tax attributes from prior or subsequent taxable years). Destec may utilize a position on the Pro Forma Destec Return that does not meet this standard but that does have a reasonable basis in law and in fact; BUT ONLY IF Destec has obtained, after prior notice to and consultation with Dow, Dow's written consent to utilize such position on Pro Forma Destec Return for such Taxable Year. Except as otherwise required by tax law, Destec may not utilize a position on the Pro Forma Destec Return that is inconsistent with any position utilized on a Pro Forma Destec Return or Consolidated Return for a prior taxable year.

     (c) STANDARDS FOR METHODS AND ELECTIONS ON PRO FORMA DESTEC RETURN. The Pro Forma Destec Return shall reflect any elections made and tax accounting methods used by Dow with respect to the Dow Group's Consolidated Return that in the sole and absolute discretion of Dow, but after prior good faith consultation with Destec (if requested by the Tax Director of Destec), should be made, taken or used consistently by the Dow Group in filing such Consolidated Return. Destec may utilize any other election, method or simplifying convention subject to Dow's approval, which approval shall not be unreasonably withheld, in preparing the Pro Forma Destec Return. Notwithstanding the foregoing, Destec may not utilize any election or method in preparing the Pro Forma Destec Return for a Taxable Year that is inconsistent with any election, position or method utilized on a Pro Forma Destec Return or Consolidated Return for a prior taxable year if the effect of such treatment is to allow a double deduction or benefit with respect to any item (or unless Destec has eliminated such double deduction or benefit in a manner acceptable to Dow).

     (d) DELIVERY TO DOW OF PRO FORMA DESTEC RETURN; ASSISTANCE. Destec will deliver to Dow the Pro Forma Destec Return on a mutually agreed date, but in no event later than the due date of the Dow Group's Consolidated Return (taking into account any extensions thereof that have been granted to Dow). Appropriate personnel of Destec or a Destec Subsidiary that are responsible for the preparation of the Pro Forma Destec Return shall be available upon reasonable notice to meet with appropriate personnel of Dow to discuss all aspects of such return and upon request by Dow shall furnish or make available for inspection any and all documents used in preparation of the Pro Forma Destec Return (documents relied upon by Destec in ascertaining whether any position is more likely than not to be ultimately sustained or has a reasonable basis in law or in fact shall be furnished only to the principal tax legal officer of Dow under cover of the attorney-client privilege and work product doctrine).

     (e) ADJUSTMENT BY DOW OF PRO FORMA DESTEC RETURN. Dow, within 60 days of the due date of the Dow Group's Consolidated Return (taking into account any extensions thereof that have been granted to Dow) shall adjust the Pro Forma Destec Return, as appropriate in accordance with the terms of this Agreement and after prior notice to and good faith consultation with Destec, to correct any error of fact or law thereon or any error in mechanical calculation and any failure to reflect the principles set forth in this Section 4; provided, however, that if Dow proposes an adjustment to the Pro Forma Destec Return because of Dow's belief that Destec's position is not more likely than not to be sustained and Destec objects to such adjustment, Dow and Destec shall jointly select and pay for a nationally recognized law firm to render an opinion as to whether the position advocated by Destec is more likely than not to be sustained if challenged, in which case, the adjustment proposed by Dow can only be made if the opinion from the nationally recognized law firm confirms that the position advocated by Destec is NOT more likely than not to be sustained if challenged. In the event that Dow and Destec are unable to agree on a nationally recognized law firm, Dow shall nominate three such firms (excluding the firms of King & Spalding, Miller & Chevalier, and Groom and Nordberg) which have not provided Dow significant tax services in the past three years, and Destec shall select one of the nominated firms to render such opinion if the firm is able to do so. Acceptance by Dow of the Pro Forma Destec Return shall not necessarily indicate agreement by Dow nor relieve Destec of liability for any adjustment made upon audit or other assessment. Similarly, any failure by Dow to properly and fully adjust the Pro Forma Destec Return within the 60-day period set forth in this Section 4(e) shall not prevent Dow, in its sole and absolute discretion, but after prior good faith consultation with the Tax Director of Destec, from making subsequent adjustments in accordance with the procedures of this Section 4(e), as circumstances warrant within the applicable statute of limitation
(determined as if the Pro Forma Destec Return were an actual return that is subject to any extensions that have been granted by Dow with respect to the Consolidated Return) nor relieve Destec of liability for such adjustments. If as a result of such adjustment any amounts due to or from Destec under this Agreement differ from the corresponding amounts prior to such adjustment, payment of such difference shall be made to Destec or by Destec in the manner provided in Section 9 within 10 days following such adjustments.

     (f) UTILIZATION OF CREDITS TO REDUCE DESTEC GROUP CONSOLIDATED TAX LIABILITY UNDER CERTAIN CIRCUMSTANCES. For purposes of computing the Destec Group Consolidated Tax Liability for a Taxable Year, the portion of the income tax credits described in section 29 of the Code which cannot otherwise under this Agreement be utilized by the Destec Group in computing such liability because of statutory or income limitations, may be utilized by the Destec Group pursuant to this section 4(f) (such unutilized credits shall hereinafter be referred to as "Designated Credits").

         (i) USE OF DESIGNATED CREDITS IN CURRENT TAXABLE YEAR. Amounts of Designated Credits generated in a Taxable Year may be applied to reduce the Destec Group Consolidated Tax Liability (including alternative minimum tax liability) for the Taxable Year, but not below zero, notwithstanding the impact of any statutory or income limitations, but only if and to the extent that such Designated Credits reduce the Dow Group Consolidated Tax Liability for such Taxable Year.

         (ii) USE OF REFUNDABLE DESIGNATED CREDITS IN CURRENT TAXABLE YEAR. The limitation set forth in Section 4(f)(i) of this Agreement that prevents Designated Credits from reducing the Destec Group Consolidated Tax Liability below zero shall not apply to Refundable Designated Credits. Subject to the limitations set forth below, Refundable Designated Credits generated in the current Taxable Year may be utilized to reduce the Destec Group Consolidated Tax Liability with respect to such Taxable Year below zero (and result in a negative amount that is refundable to Destec to the extent provided herein), but only if and to the extent that such Refundable Designated Credits reduce the Dow Group Consolidated Tax Liability. Notwithstanding the foregoing, Destec will not be permitted to utilize

     Refundable Designated Credits with respect to a Taxable Year pursuant to this Section 4(f) in an amount greater than $10 million with respect to any Taxable Year. Refundable Designated Credits that are utilized shall be applied against the $10 million limitation in the year that they are utilized. In the event that the amount of Refundable Designated Credits that can be utilized pursuant to this Section 4(f) with respect to a Taxable Year is less than the applicable limitation amount, such excess shall not increase the available limitation in any subsequent Taxable Year. Dow shall refund in cash to Destec 100% of the Refundable Designated Credits that are permitted to be utilized pursuant to this
     Section 4(f) within 60 days of the Completion date for such Taxable Year.

          (iii) DEFINITION OF REFUNDABLE DESIGNATED CREDITS. For purposes of this Agreement, Refundable Designated Credits are Designated Credits that are generated by resources purchased by the Destec Group prior to May 15, 1996, and cannot be utilized under Section 4(f)(i) solely because of the limitation contained therein that prevents Designated Credits from reducing the Destec Group Tax Liability below zero. For purposes of determining whether Designated Credits are Refundable Designated Credits with respect to a particular Taxable Year, Designated Credits that reduce the Destec Group Consolidated Tax Liability below zero shall first be considered to have been generated by resources purchased by the Destec Group on or after May 15, 1996, to the extent Designated Credits are generated by such resources in such Taxable Year.

         (iv) RESTRICTION ON DOUBLE BENEFIT. Nothing in this Section 4(f) or any other provision of this Agreement shall be construed to entitle Destec or any Subsidiary of Destec to receive a double benefit or compensation with respect to any Designated Credit, Refundable Designated Credit or a carryforward or carryback thereof. Nothing in this Section 4(f) is intended to limit the Destec Group's ability to carry back or carry forward credits, including Designated Credits or Refundable Designated Credits, pursuant to Section 8(b).

     5.  PAYMENTS BY DESTEC.

     (a) GENERAL AND DESTEC GROUP CONSOLIDATED TAX LIABILITY. For each Taxable Year of the Dow Group, Destec shall pay to Dow the amount of the Destec Group Consolidated Tax Liability and the Destec Group State and Local Tax Liability, in the amounts, at the time or times and in the manner as herein provided.

          (i) In the event that the estimated Destec Group Consolidated Tax Liability for such Taxable Year is greater than zero, Destec shall make quarterly payments of its estimated Destec Group Consolidated Tax Liability for such Taxable Year. The amount of each such quarterly payment shall be determined by Destec and shall equal the amount which Destec would be required under Section 6655(d) of the Code (or under any successor section of the Code) to pay to the Service for such quarter were Destec to make installment payments of the Destec Group Consolidated Tax Liability for such Taxable Year in accordance with the provisions of such section.

          (ii) If the actual Destec Group Consolidated Tax Liability for such Taxable Year exceeds the total estimated payments, if any, which Destec made pursuant to Section 5(a)(i) hereof for such Taxable Year, Destec shall pay an amount equal to such excess to Dow.

          (iii) Each of the quarterly payments required to be made by pursuant to Section 5(a)(i) hereof shall be made in the manner provided in Section 9(a) hereof on or before the due date for the payment of the respective quarterly estimate of the Dow Group Consolidated Tax Liability for such Taxable Year.

     (b) DESTEC GROUP STATE AND LOCAL TAX LIABILITY. For each Taxable Year with respect to which Destec or any of its Subsidiaries particpates in the filing of a

Combined Return, Destec shall pay to Dow, within 30 days of receipt of a bill from Dow, the Destec Group's State and Local Tax Liability for such Taxable Year.

     (c) OTHER TAXES. Destec shall be solely responsible for paying tax with respect to all tax returns that Destec or any of its Subsidiaries have responsibility for filing pursuant to this Agreement.

     6.  PAYMENTS TO DESTEC.

     (a) For each Taxable Year of the Dow Group, if the payments made by Destec pursuant to Section 5(a)(i) hereof of the estimated Destec Group Consolidated Tax Liability for such Taxable Year exceeds the actual Destec Group Consolidated Tax Liability for such Taxable Year, Dow shall pay to Destec an amount equal to such excess.

     (b) Any payment that Destec may be entitled to receive for such Taxable Year pursuant to Section 6(a) hereof shall be paid to Destec in the manner provided in Section 9(a) hereof on or before 45 calendar days after Completion.

     7.  USE OF ATTRIBUTES; ADDITIONAL RIGHTS AND OBLIGATIONS UPON
         DECONSOLIDATION.

     (a) In determining the Dow Group Consolidated Tax Liability and in preparing the Consolidated Return for each taxable year, Dow may utilize on behalf of the Dow Group all the tax attributes and other items of income, gain, loss, deduction, expense, credit, etc. of Destec and its Subsidiaries arising in such taxable year or which arose in another taxable year or taxable years and which properly may be carried back or carried forward to such taxable year, without regard to whether such attributes and items are concurrently being, have previously been or may subsequently be utilized in determining for any Taxable Year or Taxable Years, the Destec Group Consolidated Tax Liability. Except as expressly provided in Section 4,
Section 7(b), and Section 8 of this Agreement, neither Destec nor any of its

Subsidiaries shall in any manner be entitled to any compensation for the use of any attributes and other items of income, gain, loss, deduction, expense, credit, etc. of Destec and its Subsidiaries. Moreover, in the event Destec or any of its Subsidiaries ceases for any reason to be a Member of the Dow Group either (A) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by Dow on behalf of the Dow Group in determining the Dow Group Consolidated Tax Liability for any Taxable Year or Taxable Years of the Dow Group, but before Destec has utilized such attribute or item (in whole or in part) in determining for any Taxable Year or Taxable Years, the Destec Group Consolidated Tax Liability or
(B) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by Destec on behalf of the Destec Group in determining the Destec Group Consolidated Tax Liability for any Taxable Year or Taxable Years, but before Dow has utilized such attribute or item (in whole or in part) in determinig for any Taxable Year or Taxable Years, the Dow Group Consolidated Tax Liability, neither Dow nor Destec, as the case may be, shall be obligated or required to compensate such other party in any manner for any amount as a result of the occurrence of such event, except as expressly provided in Section 7(b) below.

     (b) In the event Destec or any of its Subsidiaries ceases for any reason to be a Member of the Dow Group, then within 90 days after the filing of the Consolidated Return for the last Taxable Year that Destec or such Subsidiary was included therein, Dow shall inform Destec or such Subsidiary, as the case may be, of the amount of consolidated loss and credit carryovers as of the end of the Taxable Year that are allocable to Destec or such Subsidiary, pursuant to the Consolidated Return Regulations. In the event that Dow determines that the amount of any particular category of loss or credit carryover attributes so allocated to Destec or such Subsidiary exceeds the amount of loss and credit attributes of such category (other than Designated Credits that reduced the Destec Group Tax Liability for any Taxable Year pursuant to Section 4(f) of this Agreement) that would have been available to Destec or such Subsidiary if the Destec Group had not been included in the Dow Group for the current Taxable Year and all prior Taxable Years and all Pro Forma Destec Returns had been actual returns, then Destec or such Subsidiary shall pay to Dow within 10 days of notification of the determination described in this Section 7(b), an amount equal to the value of such attributes, as described below. In the event that Dow determines that (A) the amount of loss and credit carryover attributes of any particular category so allocated to Destec or such Subsidiary is less than (B) the amount of the loss and credit attributes of such category (other than Designated Credits that reduced the Destec Group Tax Liability for any Taxable Year pursuant to Section 4(f) of this Agreement) that would have been available to Destec or such Subsidiary if the Destec Group that not been included in the Dow Group for the current Taxable Year and all prior Taxable Years and all Pro Forma Destec Returns had been actual returns, then Dow shall pay to Destec or its Subsidiaries, within 10 days of notification of the determination described in this Section 7(b), an amount equal to the value such attributes would have had, as described below. Dow's determinations pursuant to this Section 7(b) shall be presumptively correct and shall be binding on the parties hereto. At Destec's request, the calculation of any such amounts shall be verified by a Big Six accounting firm jointly selected by Dow and Destec, whose fees and expenses shall be shared equally by Dow and Destec, and whose final determination shall be final and binding on the parties hereto. For purposes of this Section 7(b), tax credits shall be valued on a dollar-for-dollar basis and losses or deductions shall be valued at 38 percent of their nominal amount.

     (c) If a Member at any time acquires the assets and properties of another Member pursuant to a transaction to which Section 381 of the Code applies or otherwise, the acquiring Member shall, from and after the date of such acquisition, be responsible for all of the undertakings and obligations of such other Member hereunder and shall, from and after such date, be entitled to receive any and all payments that such other Member would be entitled to receive hereunder. Provided such other Member ceases to exist solely as a result of such transaction, such event shall not, except as expressly provided herein, in any way result in any acceleration of the time at which any payments hereunder are due to or from such other Member, and, except as expressly provided herein to the contrary, all such payments shall be made to or by the acquiring Member at the same time or times that such payments would be payable to or by such other Member had such other Member continued to exist as a Member hereunder.

     8.  ADJUSTMENTS.

     (a) If any adjustment is made with respect to a Taxable Year during which Destec or any of its Subsidiaries is a member of the Dow Group to any item of income, gain, loss, deduction expense or credit of Destec or any Subsidiary of Destec by reason of the filing of an amended Consolidated Return (or an amended Combined Return), a claim for refund with respect to such Taxable Year or an audit with respect to such Taxable Year by the Service (or the applicable state and local taxing authority), the amounts, if any, due to or from Destec under this Agreement shall be redetermined by taking into account any such adjustment and applying the procedures set forth in this Agreement. Dow shall have sole and absolute discretion, but after prior good faith consultation with the Tax Director of Destec, to determine whether and in what amount an adjustment applies to Destec or any of its Subsidiaries. If, as a result of such redetermination, any amounts due to or from Destec under this Agreement differ from the amounts previously paid, then except as herein provided, payment of such difference together with any interest, penalty or addition to tax properly allocated to Destec shall be made to Destec or by Destec in the manner provided in Section 9(a) as follows: (a) in the case of an adjustment resulting in a credit or refund of tax, within 10 calendar days of the date on which such refund or notice of such credit is received by Dow or Destec with respect to such adjustment, or (b) in the case of an adjustment resulting in a payment of additional tax, within 10 calendar days of the date on which such additional tax is paid. Any interest, penalty or addition to tax will be allocated as Dow, in its discretion, deems just and proper in view of all applicable circumstances (to the extent practicable, however, such allocations shall reflect the amount of interest that the Destec Group would have paid on a stand alone basis). Neither acceptance of a Pro Forma Destec Return nor failure by Dow to file consistently with such Pro Forma Destec Return shall relieve Destec of liability for an adjustment under this
Section 8(a).

     (b) REFUND OF TAX SHARING PAYMENT. In the event that the Pro Forma
Destec Return (or the corresponding calculation with respect to the Destec Group State and Local Tax Liability) for any Taxable Year reflects a net operating loss, net capital loss, Designated Credit, excess tax credit or other tax attribute, such attributes (other than Designated Credits that have reduced the Destec Group Consolidated Tax Liability pursuant to Section 4(f)(i) and (ii) and Designated Credits described in section 4(f)(iii), which may be carried forward pursuant to Section 4(f)(iii)), may be carried back or carried forward, as the case may be, and utilized in calculating the Destec Group Consolidated Tax Liability (or the Destec Group State and Local Tax Liability) for prior or subsequent Taxable Years in the same manner as such attributes would have been carried back or carried forward and deducted if the Pro Forma Destec Returns had been actual returns or, in the case of state and local tax, under applicable state or local provisions, as such provisions would have been applied to a Combined Return, but after taking into account any limitation on the use of such attributes imposed pursuant to the Code or the Income Tax Regulations (or with respect to a Combined Return, applicable state or local provisions). In such case the Destec Group Consolidated Tax Liability (or the Destec Group State and Local Tax Liability) shall be recomputed for the Taxable Year or Years to which such attributes are carried and for any subsequent Taxable Years to take into account such attributes, and payments made pursuant to Sections 5 and 6 of this Agreement shall be appropriately adjusted. In the case of any carryback of attributes pursuant to this Section 8(b), any payment between Dow and Destec required by such adjustment shall be paid within 45 days after Completion (or the corresponding date with respect to the relevant Combined Return) for the year in which such attribute arises.

     (c) For purposes of Section 8(b), if the Pro Forma Destec Return for a Taxable Year reflects a net operating loss, in addition to the carryback provisions set forth in Section 8(b), the Destec Group can also carry back and recalculate its Destec Group Consolidated Tax Liability for any taxable year prior to a Taxable Year that would otherwise be permitted under the Code and applicable Income Tax Regulations (assuming the Destec Group had never become a Member of the Dow Group), and if such carryback would have resulted in a refund of the Destec Group Consolidated Tax Liability for such taxable year, and if the net operating loss is reflected in the Dow Group Consolidated Return and reduces the Dow Group Consolidated Tax Liability for the Taxable Year in which it occurs, Dow will pay Destec the lesser of (a) the amount of such refund that Destec would otherwise have received from the Service resulting from such carryback, or (b) the amount by which the Dow Group Consolidated Tax Liability for the Taxable Year was reduced by the reflection of the net operating loss.

     (d) Except as provided in Section 8(a) or 8(b) of this Agreement, Destec may not amend a Pro Forma Destec Tax Return for a prior Taxable Year or otherwise cause a redetermination of the Destec Group Consolidated Tax Liability for a prior Taxable Year. Nothing in this Section 8 shall be construed to entitle Destec or any Subsidiary of Destec to receive a double benefit or compensation with respect to any attribute.

     9.  REMITTANCES BY AND TO DESTEC.

     (a) Until such time as Dow notifies Destec in writing to the contrary, any and all payments that Destec agrees to make hereunder shall be made and remitted by Destec directly to Dow. Dow shall be responsible for making all payments required to be made hereunder to Destec.

     (b) Any payment required to be made hereunder by Destec or Dow that is not made on or before the date on which such payment is due under the terms of this Agreement shall bear interest at the rate specified from time to time pursuant to section 6621(a)(2) of the Code, and the party to whom such payment is due shall be entitled to receive interest computed at such rate upon the late payment of any such amount which is required at any time to be paid hereunder.

     10. CARRYBACKS.

If part or all of an unused consolidated net operating loss or tax credit of Destec or one of its Subsidiaries arises in a year in which Destec or such Subsidiary is not a Member of the Dow Group and is carried back to a year in which Destec or such Subsidiary is a Member of the Dow Group, any refund or reduction in tax liability arising from the carryback will be retained by or allocated to Dow. Dow shall have no obligation to pay to Destec or its Subsidiaries the amount of any refund or credit of federal income tax that Dow may receive as a result of such carryback (nor will such occurrence affect the amount of compensation, if any, to which Destec or any of its Subsidiaries is entitled pursuant to Section 7(b) of this Agreement).

     11. ALLOCATION OF DOW GROUP CONSOLIDATED TAX LIABILITY FOR PURPOSES OF DETERMINING EARNINGS AND PROFITS.

     The Dow Group Consolidated Tax Liability for each Taxable Year of the Dow Group shall, for purposes of determining the earnings and profits of each Member, be allocated among the Members in accordance with the methods prescribed in Section 1.1552-1(a)(1) of the Income Tax Regulations. Notwithstanding the foregoing, Dow may, in its sole and absolute discretion, change the method set forth above to the extent that it is permitted to do so by applicable law; provided further that such change in method is consistently applied to all Members of the Dow Group.

     12. DOW CONTROL OF CONDUCT OF AUDITS, LITIGATION, EXPENSES.

     (a) In any audit, conference or other proceeding with the Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the Dow Group Consolidated Return Liability or the state or local income tax liability of any consolidated, combined or unitary group including Dow or any of its Subsidiaries (other than Destec or a Subsidiary of Destec) and Destec (for any of the Subsidiaries of Destec), Dow shall have the exclusive right to contest (with the participation of the Tax Director of Destec in (a) any examination by the Service at the district level or by any state or local authority, or (b) in the preparation and submission of any protest brief or other submission to the Service's appellate division or in any similar administrative proceeding before any state or local authority), compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of such proceeding and to extend or refuse to extend the applicable time period for making assessments or adjustments. Destec and each Subsidiary of Destec hereby appoints Dow as its agent for the purpose of conducting such contest or proposing and concluding any such compromise and settlement. Dow shall have control over the proceedings, but shall confer in good faith with Destec regarding any proposed adjustment bearing on any material liability of Destec pursuant to this Agreement. Destec shall support any audit or other examination or judicial or administrative proceeding with respect to any Taxable Year, at its own expense, in any reasonable way requested by Dow. Nothing herein shall limit Dow's discretion to determine whether and in what amount an item arising from Destec or any Destec Subsidiary shall be conceded or otherwise compromised and whether and in what amount an item results in an adjustment to Destec described in Section 8(a);

provided, however, that such decision shall be made only after full and complete good faith consultation with the Tax Director of Destec.

     (b) EXPENSES. Destec shall reimburse Dow for all expenses (including without limitation, legal and accounting fees) incurred by Dow in the course of proceedings described in this Section 12 to the extent such expenses are allocable, in Dow's sole and absolute discretion, but after prior good faith consultation with Destec (if requested by the Tax Director of Destec), to Destec Group Items.

     13. PARTNERSHIP INTERESTS.

     In connection with any partnership interest for which Destec or a Destec Subsidiary is the Tax Matters Partner, Destec shall to the maximum extent feasible make elections, use accounting methods, and report positions with respect to such partnership interest that are consistent with positions reported on the Dow Group's Consolidated Return and report positions on the Pro Forma Destec Return that are consistent with those reported for such partnership interest on the Dow Group's Consolidated Return. Destec shall confer in good faith with Dow in advance regarding any such item which may be or could be inconsistent with items on the Dow Group's Consolidated Return.

     14. ADMINISTRATION; RESOLUTION OF DISPUTES.

     The provisions of this Agreement will be administered by Dow. Except as otherwise expressly governed by the terms of this Agreement, Dow may use any reasonable method in making any computations or allocations hereunder, and Dow's calculations will be conclusive unless a written objection is provided to Dow within one year of such calculations. If written objection is timely made by Destec, the disputed issue (other than disputes described in Section 4(e) of this Agreement, which disputes shall be governed solely by such provision) shall be resolved by a Big Six accounting firm jointly selected by Dow and Destec, whose determination will be conclusive and binding upon the parties and whose fees and expenses shall be shared equally by Dow and Destec. Nothing in this
Section 14 is intended to limit Dow's discretion in making any computations, allocations or determinations that may expressly be made under this Agreement in Dow's sole and absolute discretion.

     15. ADDITIONAL AGREEMENTS. In order to permit the exercise of Destec's employee stock options outstanding on the date of this Agreement in accordance with their terms, and in order to permit Destec to continue to issue and sell securities for financing, incentive compensation and other purposes, and in connection therewith to avoid the inadvertent exclusion of the Destec Group from the Dow Group as a result of a reduction to below 80% of Dow's ownership of Destec caused by the exercise of such options or the issuance or sale of securities by Destec, Destec and Dow agree as follows:

     (a) SHARE PURCHASE RIGHT. In the event that, after the Effective Date, Destec shall become obligated to, or otherwise undertakes to issue or sell additional, unissued or treasury shares, whether by the exercise of options, warrants, conversion or exchange rights, or otherwise, and upon completion of such issuance or sale (a "Disqualifying Sale") Destec will cease to be a Member of the Dow Group, Dow is hereby granted the right to acquire from Destec, prior to the completion of the Disqualifying Sale and at the Purchase Price Per Share (as defined in subsection (c) below) for the day immediately preceding the date of the Destec Notice (as defined in subsection (b) below), that number of whole shares of additional, unissued or treasury shares of Destec necessary to prevent Dow's ownership from falling below the level required to prevent Destec from ceasing to be a Member of the Dow Group. The right granted in this Section 15 is a continuing right and may be exercised by Dow from time to time during the term of this Agreement as may be necessary in order to maintain Destec as a Member of the Dow Group; PROVIDED, however, that if at any time Dow shall elect not to exercise the rights granted in this Section 15 and permit the issuance or sale by Destec of a number of additional, unissued or treasury shares sufficient to cause Destec to cease to be a Member of the Dow Group, the rights granted in this Section 15 shall immediately terminate.

     (b) NOTIFICATION PROCEDURES. Destec agrees to give Dow notice (the "Destec Notice") at least ten Business Days prior to the completion (by delivery of certificates representing the shares against payment therefor) of a Disqualifying Sale in order to permit Dow to exercise its share purchase right contained in Section 15. The Destec Notice shall contain (i) a statement of the number of shares to be issued in the Disqualifying Sale (ii) a calculation of the number of shares which Dow is entitled to purchase pursuant to this Section 15, (iii) a statement of the Purchase Price Per Share and the aggregate purchase price required to be paid by Dow for such shares, and (iv) a form of Purchase Notice and accompanying letter containing the representations required to be made by Dow pursuant to Section 15(d).

     (c) PURCHASE PRICE PER SHARE. The Purchase Price Per Share for shares of Destec capital stock on any day means the average (mean) of the reported "high" and "low" sale prices for such shares as reported in THE WALL STREET JOURNAL'S NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, then the average of the reported "high" and "low" sale prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sale prices for such shares in the national market system or the over-the-counter market, as applicable, of the National Association of Securities Dealers Automated Quotation System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices reported by the National

Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors of Destec in good faith.

     (d) PURCHASE PROCEDURE. In the event that Dow determines to exercise its purchase right contained in Section 15, it shall deliver to Destec prior to the expiration of the ten Business Day period referred to in subsection 15(b) above notice of its election to purchase all, but not less than all, of the shares Dow is entitled to purchase under this Section 15 (the "Purchase Notice"). The Purchase Notice shall be (i) sent concurrently with payment of the Purchase Price Per Share for each share being purchased and (ii) accompanied by a letter containing representations by Dow that (A) it understands that the Destec shares have not been registered under the Securities Act of 1933, as amended, or any state securities law, in reliance on exemptions therefrom, (B) it has had access to and an opportunity to inspect relevant business, financial and other corporate information and data of Destec sufficient to enable it to evaluate the merits and risks of the purchase of the Destec shares, (C) persons acting on behalf of Destec have made available to it the opportunity to ask questions and receive answers regarding the financial condition, results of operation and business affairs of Destec, (D) it has such knowledge and experience in financial and business matters, particularly with respect to the electric power industry, that it is capable of evaluating the merits and risks of the purchase of the Destec shares, (E) it is purchasing the Destec shares for its own account, for investment purposes and not with a view to, or for offer or sale for Destec in connection with, any distribution thereof, and it is not participating in any such distribution or the underwriting of any such distributions, (F) it understands that the Destec shares must be held until the resale thereof is subsequently registered under applicable securities laws, or an exemption from registration is available, and (G) it agrees that the stock transfer records of Destec will reflect a stop transfer instruction with respect to the shares, and that certificates representing the Destec shares will be stamped or otherwise imprinted with the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

     (e) SPECIAL AGREEMENTS OF DESTEC. Destec agrees to take all corporate action required in order to permit Dow to exercise its continuing right contained in this Section 15, including the adoption of resolutions approving an amendment or amendments to Destec's certificate of incorporation increasing the number of authorized but unissued shares of capital stock to a number sufficient to permit the exercise of such right and, in the event that any such amendment is required, Destec agrees not to complete the sale or issuance of the shares giving rise to Dow's right to exercise its purchase right hereunder prior to the approval of the necessary amendment by Destec's stockholders and the filing of such amendment with the Secretary of State of the State of Delaware.

     (f) CERTAIN DEFINITIONS. As used in this agreement, the term "Business Day" shall mean a day in the City of Houston, Harris County, Texas, that is not a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

     16.   INDEMNIFICATION AGAINST JOINT AND SEVERAL LIABILITY.

     Except as may be expressly provided otherwise in this Agreement, Dow shall be liable for, and agrees to defend, hold harmless and indemnify the Destec Group from and against, any and all taxes (and any interest, penalties and similar amounts relating thereto) of the Dow Group (other than the Destec Group), including, but not limited to, any such taxes (and any interest, penalties and similar amounts relating thereto) for which the Destec Group (or any Member thereof) is or may be or become liable for under any successor or transferee liability law or other similar law or under Section 1.1502-6 or 1.1502-78(b)(2) of the Income Tax Regulations or any similar provision under any applicable foreign, state, or local law.

     17.  INTERPRETATION.

     This Agreement is intended to provide for the calculation and allocation of certain federal and state and local income tax liabilities between the Dow Group (other than Destec and its Subsidiaries) and the Destec Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

     18.  EFFECT OF AGREEMENT.

     This Agreement shall determine the liability of Dow and Destec as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state or local revenue laws, for financial reporting purposes or for any other purpose.

     19.  TERM.

     This Agreement will apply to Taxable Years ending after the Effective Date and all subsequent Taxable Years, unless Dow and Destec agree in writing to terminate this Agreement. Notwithstanding such termination, this Agreement will continue in effect with respect to any payment or refunds due for all Taxable Years prior to termination. Destec or any Subsidiary of Destec that leaves the Dow Group will be bound by this Agreement. The failure of one or more parties hereto to qualify for inclusion in the Consolidated Return filed by Dow will not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue to so qualify.

     20. ASSIGNMENT.

     Rights and obligations under this Agreement will not be assignable by any party without the prior written consent of the other parties.

     21. CONFIDENTIALITY.

     Dow, Destec and the Subsidiaries of Destec agree that any information furnished among one another pursuant to this Agreement is confidential and, except as and to the extent required during the course of the preparation of returns or the conduct of an audit or litigation, shall not be disclosed to other persons.

     22. DOCUMENTATION.

     All material, including but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the Consolidated Return and any Combined Returns filed for a Taxable Year subject to this Agreement will be made available to any party to the Agreement during regular business hours for a minimum period equal to applicable federal and state record retention requirements (or the applicable statute of limitations period).

     23. ADDITIONAL MEMBERS.

     The parties hereto specifically recognize that from time to time other Subsidiaries of Dow and Destec may become or become again Members of the Dow Group and hereby agree that this Agreement shall be deemed to have been adopted and affirmed, or readopted and reaffirmed, by such Subsidiary. Dow and

Destec shall, upon the written request of the other, cause any of their respective Subsidiaries formally to ratify and execute this Agreement.

     24. TAX LAW CHANGES.

     Any alteration, modification, addition, deletion, or other change in the Code or the Income Tax Regulations (or the applicable state and local tax provisions) will automatically be applicable to this Agreement when changed.

     25. SUCCESSORS AND ASSIGNS.

     This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto; but no assignment will relieve any party of its obligations hereunder without the written consent of the other parties.

     26. COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     27. HEADINGS.

     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the interpretation of this Agreement.

     28. SEVERABILITY.

     If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.



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

     29. ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and, except as expressly contained herein there are no written or oral promises, covenants, undertakings, representations or warranties of the parties with respect to the subject matter hereof.

     30. NOTICE.

     Any notices or other communications required or permitted by this Agreement shall be effective upon receipt, shall be in writing personally delivered or mailed by registered or certified mail, return receipt requested, or sent by facsimile to the persons and addresses shown below:

     (a) The Dow Chemical Company
         2030 Dow Center
         Midland, Michigan  48674

         Attention: Mr. Chuck Hahn, Director of Taxes

     (b) Destec Energy, Inc.
         P.O. Box 4411
         Houston, Texas  77210-4411

         Attention: Mr. Charles A. Smith, Jr., Director of Taxes



         with a copy to:

         Destec Energy, Inc.
         P.O. Box 4411
         Houston, Texas  77210-4411

         Attention: Ms. Marian Davenport, General Counsel

     31. GOVERNING LAW.



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

     This Agreement shall be construed and interpreted, and all rights and liabilities of the parties hereto with respect to this Agreement shall be governed by the laws of the State of Delaware, U.S.A.



IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers as of the date first set above.



                                       THE DOW CHEMICAL COMPANY


                                       BY /s/ CHARLES J. HAHN
                                          ------------------------------------
                                          Charles J. Hahn
                                          Tax Director and Assistant Secretary



                                       DESTEC ENERGY, INC.


                                       BY /s/ ENRIQUE LARROUCAU
                                          ------------------------------------
                                          Enrique Larroucau
                                          Senior Vice President, CFO
                                            and Treasurer





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